EXHIBIT 99

News Release

FOR RELEASE –– MARCH 31, 2009

Corning Names Tripeny Principal Accounting Officer

CORNING, N.Y. –– Corning Incorporated (NYSE:GLW) announced today that R. Tony Tripeny, vice president and corporate controller, has been designated by the executive committee of Corning’s Board of Directors as principal accounting officer effective immediately. He assumes the role of principal accounting officer from Katherine A. Asbeck, who is retiring from that role as previously announced in December 2008.

Tripeny, 50, joined the company in 1985 as the corporate accounting manager for Corning Cable Systems. He was elected division vice president in 2004 and served as operations controller until 2005, when he was named vice president and corporate controller. In his new role, Tripeny will have responsibility for the company’s external reporting, accounting policies, technical accounting services and internal control. He will oversee the internal audit function and serve as the primary liaison with the company’s external auditors, PricewaterhouseCoopers. A resident of Corning, N.Y., Tripeny received a bachelor’s degree in economics from the University of Pennsylvania’s Wharton School of Business. He is a member of the Financial Executives Institute and the Institute of Management Accounting.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:
Kelli Hopp-Michlosky
(607) 974-1657
hoppkc@corning.com